SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2002

ITLA CAPITAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	0-26960	95-4596322

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

888 Prospect Street, Suite 110, La Jolla, California	92037

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 551-0511

N/A

(Former name or former address, if changed since last report)

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Item 9. Regulation FD Disclosure

         On November 20, 2002, ITLA Capital Corporation issued the press release set forth below, announcing a strategic business relationship with Household International, Inc.

ITLA Capital Corporation Announces Strategic Business Relationship With Household International Inc.

         LA JOLLA, Calif., Nov. 20 -- ITLA Capital Corporation (Nasdaq: ITLA) today announced it has entered into a strategic business relationship with various subsidiaries of Household International Inc. (Household) relating to certain tax refund and private label commercial credit card products. Specifically, ITLA's banking subsidiary, Imperial Capital Bank (ICB), will originate tax refund anticipation loans in which, after the sale to Household of a substantial non-recourse participation interest, ICB will retain a small interest. In addition, Household, a leader in the structuring and implementation of tax refund lending programs, will support credit administration, compliance, and accounting functions with a range of services relating to the administration of the program. ICB also has entered into a letter of intent with Household, pursuant to which it is contemplated that ICB will originate loans relating to private label commercial credit card transactions in which, after the sale to Household of a substantial non-recourse participation interest, ICB will retain a small interest.

         President and Chief Executive Officer George W. Haligowski stated that: "We are very pleased to have commenced these new business relationships with Household. This close relationship will be mutually rewarding to both our Company and Household."

         The tax refund loan agreement with Household is for a four-year term. The agreement provides ICB with a substantial break-up fee in the event Household terminates the agreement during the first two years of the term. The contemplated private label credit card arrangement calls for an initial term of two years. ICB anticipates it will profit under both arrangements from its retained interests in the programs and associated fees. Household technology platforms will be used to provide necessary infrastructure to service and support both programs. Haligowski stated: "Our relationship with Household will give us the ability to offer financing solutions to premier nationally recognized distributors and retail merchants."

         The tax refund program agreement contains, and the private label credit card agreement contemplated by the letter of intent will provide ICB with broad and comprehensive indemnifications from third party claims arising from the programs. In addition, Household has provided unconditional guarantees for their subsidiaries' obligations under these agreements.

         Over the term of the Household agreements, ICB expects to realize annual pre-tax profitability from the income streams of the various loan products and programs of approximately $15.0 million. With this additional projected earnings stream, earnings per diluted share for fiscal year 2003 is expected to exceed current analysts' earnings estimates by approximately $1.00 per diluted share and is expected to be in the range of $4.50 to $4.60 per diluted share.

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         Haligowski concluded: "With the acquisition of Asahi Bank of California and our recently completed conversion to the Metavante commercial banking technology platform, we have built a scalable infrastructure to support our strategy to convert our charter to a commercial bank. The ability of our Company to enter into this arrangement with Household, a leading provider of consumer finance products and services, demonstrates the strong capability of our management team and operating platforms. In addition, this relationship with Household will provide commercial and consumer finance product opportunities which will be synergistic with our commercial bank charter conversion strategy."

         "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the economic impact of the terrorist attacks on September 11, 2001, and the U.S. response to these attacks, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, including levels of non-performing assets, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, and operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2002 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

         ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations primarily through, Imperial Capital Bank, Imperial Capital Real Estate Investment Trust and the Lewis Horwitz Organization. Imperial Capital Bank has six branches located in California, (San Francisco, Encino, Beverly Hills, Glendale, Costa Mesa and Del Mar).

         For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer of ITLA Capital Corporation, +1-858-551-0511.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ITLA CAPITAL CORPORATION
Date:	November 21, 2002	By:	/s/ Timothy M. Doyle Timothy M. Doyle Senior Managing Director and Chief Financial Officer

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